Exhibit 2

EXECUTION COPY

PLEDGE AND ESCROW AGREEMENT

PLEDGE AND ESCROW AGREEMENT, dated as of June 1, 2004, by and among Euroweb International Corp., a Delaware corporation (business address: 1065 Avenue of the Americas 21st floor, New York, NY 10018, USA; IRS NUMBER: 133696015) (“Euroweb”), Vitonas Investments Limited (registered seat: Chrysanthou Mylona 3, P. C. 3030 Limassol, Cyprus; registration number: HE 111437) (“Vitonas”), Certus Kft. (registered seat: H-1025 Budapest, Hungary, Vihorlát u. 10.; registration number: Cg. 01-09-169062) (“Certus”), RUMED 2000 Kft (registered seat: H-1056 Budapest, Hungary, Irányi u. 1.; registration number: 01-09-691194) (“RUMED”) (Vitonas, Certus and RUMED are hereinafter collectively referred to as the “Sellers”) and Concorde Securities Ltd. (registered seat: H-1123 Budapest, Hungary, Alkotás u. 50.; registration number: 01-10-043521) as escrow agent (the “Escrow Agent”).

Euroweb and the Sellers have entered into a Sale and Purchase Agreement dated as of February 23, 2004 hereof (the “Sale and Purchase Agreement”), whereby Euroweb has agreed to purchase, and the Sellers have agreed to sell, all of the issued and outstanding shares of Elender Üzleti Kommunikációs Részvénytársaság (“Elender”).

The parties desire to provide for the grant by Euroweb to the Sellers of a security interest in 248,122 shares of common stock of Euroweb in order to secure the Non-transferable Shareholders Loan, as defined in the Sale and Purchase Agreement, payable by Elender to the Sellers as set forth in Section 9.1 of the Sale and Purchase Agreement (the “Secured Obligation”) to arise and be effective on and after the Closing Date (as defined in the Sale and Purchase Agreement). The terms and conditions of this Agreement and any obligations arising therefrom shall be effective as from the Closing Date.

The parties therefore agree as follows:

1.                                       To secure the complete and timely performance by Elender of the Secured Obligation, Euroweb hereby pledges to the Sellers, and grants to the Sellers a first priority security interest in the shares of stock of Euroweb set forth on Schedule A hereto.  To perfect such pledge, such shares of stock, as evidenced by a properly issued and countersigned stock certificate issued and registered in Euroweb’s name, and accompanied by a duly executed stock power therefor endorsed in blank and accompanying board of directors resolution of Euroweb authorizing such endorsement and delivery, are being delivered to the Escrow Agent on the Closing Date, and receipt thereof by the Escrow Agent is notified in writing to the Sellers forthwith. Escrow Agent further acknowledges that it holds possession of the Pledged Securities for the benefit of Sellers in accordance with Section 9-313(c) of the New York

Uniform Commercial Code. The term “Pledged Securities,” as used herein, means the shares, certificate and stock power so delivered, plus any additional money, property or securities delivered to the Escrow Agent as additional security pursuant to Section 2.

2.                                       Pledgor does hereby create a further such security interest in all dividends and distributions that may hereafter be declared or paid upon the Pledged Securities as well as any securities issued in subdivision or combination thereof, or in substitution therefor, to be received by the Escrow Agent and held as additional security for the Secured Obligation. Upon receipt of same, Euroweb shall forthwith deliver to the Escrow Agent any and all of such dividends, distributions and securities, to be held by the Escrow Agent as though the same were Pledged Securities, in accordance with the terms of this Agreement.

3.                                       Euroweb hereby represents, warrants and covenants that the Pledged Securities are, and will be while on deposit hereunder, duly and validly issued and duly and validly pledged to Sellers in accordance with applicable law, and agrees to defend Sellers’ right, title, lien and security interest in and to the Pledged Securities against the claims and demands of all persons whomsoever.  Euroweb also represents and warrants to Sellers that it has, and will have while the Pledged Securities are on deposit with the Escrow Agent hereunder, good title to all of the Pledged Securities, free and clear of all claims, mortgages, pledges, liens, encumbrances and security interests of every nature whatsoever; and that no consent or approval of any governmental or regulatory authority, or of any securities exchange, was or is necessary to the validity of this pledge that has not been obtained.

4.                                       Euroweb and the Sellers hereby irrevocably appoint the Escrow Agent as escrow agent pursuant to the terms and conditions hereof.  The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and deliver the Pledged Securities pursuant to the terms and conditions hereof.  The Escrow Agent’s duties hereunder shall cease upon its delivery of all of the Pledged Securities in accordance with this Agreement.

5.                                       Upon receipt of notice of Elender’s default under the Non-transferable Shareholders Loan and Euroweb’s failure to make the required repayment under the Non-transferable Shareholders Loan as set forth in Section 9.1 of the Sale and Purchase Agreement, written instruction executed by each of Vitonas, Certusand RUMED shall be delivered to the Escrow Agent and Euroweb identifying the breach and requesting the Escrow Agent to deliver to the Sellers the Pledged Securities.  Such collective written instruction shall be given (i) by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, (ii) by hand delivery, (iii) by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or (iv) by first class certified or registered mail, return receipt requested, postage prepaid, in each case, to the Escrow Agent at its offices at Concorde Securities Ltd., Attn: Mihaly Boris, telecopier no. (+361) 489 2200 and to Euroweb at the address for notice set forth in the Sale and Purchase Agreement.   Euroweb shall have five business (5) days from the receipt of such notice to seek a declaratory judgment or injunction from a court of competent jurisdiction to the effect that no default has occurred under the Non-transferable Shareholders Loan or that Euroweb has made the repayment as required by Section 9.1 of the Sale and Purchase Agreement (a “Court Order”).  In the event Euroweb obtains a Court Order prior to the expiration of such five day period, Euroweb shall deliver a copy of the Court Order to both the Escrow Agent and the Sellers and the Escrow Agent shall not transfer the Pledged Securities to Sellers on the basis of the notice sent by Sellers to Escrow Agent.  The issuance of a Court Order shall not preclude Sellers from giving notice of a subsequent breach of the Non-transferable Shareholders Loan.  In the event Euroweb does not obtain a Court Order within such five day period, the Escrow Agent shall cause the Pledged Securities to be delivered to the Sellers in accordance with the collective written instructions of Sellers.  Sellers shall thereafter be entitled to exercise any and all rights with respect to the Pledged Securities as a secured party including, without limitation, selling any or all of the Pledged Securities it being understood and agreed that the delivery of the Pledged Securities to Sellers shall not constitute a cure of any such default or payment in full of the obligation of Euroweb under the Non-Transferable Shareholders Loan and, notwithstanding the delivery of the Pledged Securities to Sellers, Sellers shall be entitled to exercise any and all remedies otherwise available to them as secured creditors.  Notwithstanding the foregoing, any proceeds received from the sale of the Pledged Securities by the Sellers shall offset any amount owed in connection with the Non-Transferable Shareholders Loan.  Euroweb acknowledges and agrees that it may not be possible for Sellers to sell the Pledged Securities other than by means of a private sale which may result in prices that are less favorable than could be achieved through a public sale.  The Sellers agree to use a reasonable commercial manner in selling the Pledged Securities.  Upon receipt of notice from Sellers that the Non-Transferable Shareholders Loan has been paid in full, the Escrow Agent shall deliver the Pledged Securities to Euroweb.

6. (a)                      The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.

(b)                                 The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to him hereunder and believed by him to be genuine and to have been signed or presented by the proper party or parties, and may assume that any person purporting to give notice, instruction, consent or request or acknowledge receipt in connection with the provisions hereof has been duly authorized to do so and that the same is properly made or given.  The Escrow Agent may rely upon any order, judgment, certification, demand or other writing delivered to it by a court or governmental agency or authority without being required to determine the propriety or validity of the service thereof or the jurisdiction of any court.

(c)                                  The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(d)                                 The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties or obligations hereunder.

(e)                                  The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date upon which such resignation shall take effect, whereupon a successor Escrow Agent shall be appointed by Sellers.

(f)                                    Notwithstanding anything to the contrary contained herein, in the event of a dispute between the parties as to the proper disposition of the Pledged Securities, the Escrow Agent shall be entitled to deliver the Pledged Securities into the Supreme Court of New York, New York County, and shall thereupon be relieved of all further responsibility.

(g)                                 The parties hereto (other than the Escrow Agent) hereby jointly and severally agree to reimburse the Escrow Agent for all losses, claims, costs, damages, liabilities or expenses, including reasonable attorneys’ fees, incurred by it arising out of or in connection with its entering into this Agreement or carrying out its duties hereunder, otherwise than as a result of its material negligence or willful misconduct.  This Section 6(g) shall survive termination of this Agreement pursuant to Section 4 or Section 6(e) above.

(h)                                 This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto.  No implied duties or obligations shall be read into this Agreement against the Escrow Agent.  The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement.  The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

(i)                                     The Escrow Agent may appoint agents or custodians to perform any of its duties or obligations hereunder if the Escrow Agent, in its sole discretion, determines that such appointment is necessary to perform such duties or obligations.  The Escrow Agent shall notify the Sellers and Euroweb in writing about the appointment and any change of the custodian. The Escrow Agent shall be liable for the acts of any such agent or custodian selected by it in the same manner as if they were its own acts subject to the limitations contained in this Agreement.  The fees or expenses of such agents or custodians shall be paid pursuant to Section 13 below as if they were fees and expenses of the Escrow Agent.

7.                                       Euroweb hereby appoints Sellers as Euroweb’s attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which either may deem necessary or advisable to accomplish the purposes hereof.  Without limiting the generality of the foregoing, Sellers shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Euroweb representing any interest or dividend or other distribution payable in respect of the Pledged Securities or any part thereof and to give full discharge for the same.

8.                                       Euroweb agrees that in the event the Pledged Securities are delivered to Sellers it will take any action requested by Sellers to cause the Pledged Securities to be issued in the names of Sellers or as directed by Sellers including issuing opinions and/or instructions to the registrar and transfer agent to register the transfer of the Pledged Securities in the stock records of Euroweb and to promptly issue new certificates representing such Pledge Securities as directed by Sellers.

9.                                       This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein and cannot be changed or terminated except by a writing signed by the parties hereto.

10.                                 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

11.                                 Euroweb agrees to execute, acknowledge and deliver any instrument, certificate, financing statement or other document, and to do all further acts, assignments and assurances, as Sellers may request in order to perfect the security interest granted hereby or otherwise carry out the intent of this Agreement.

12.                                 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Permanent Arbitration Court attached to the Hungarian Chamber of Commerce and Industry. The place of arbitration shall be Budapest, the number of arbitrators shall be three (3) and the language to be used in the arbitral proceedings shall be English.

13.                                 Euroweb agrees that it will pay one-half of the fees and expenses of the Escrow Agent for performing the services specified herein and the Sellers shall pay in proportion to their shareholdings in Euroweb the remaining one-half of the fees and expenses of the Escrow Agent. The parties agree that the Escrow Agent’s total fee (including cost and fees of consultant, subcontractors, etc.) shall be a one time fee of USD 2,000 as a consideration for the performance of all of its duties under this Agreement, provided that such fee shall not cover any additional tasks and duties. The fee is due within eight days from deposit of the Pledged Securities with the Escrow Agent.

14.                                 Unless otherwise provided above, all communications under this Agreement shall be in writing and shall be mailed by first class mail, postage prepaid, or telegraphed or telexed with confirmation of receipt or delivered by hand or by overnight delivery service,

(a)                                  if to the Escrow Agent, at

Address: 1123 Budapest, Alkotas u. 50, Hungary

Fax: +36-1-489-2201

Attention: Mihaly Boris, Tamas Moro

(b)                                 If to the Company, at:

Euroweb International Corp.

c/o Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas, 21st Floor

New York, New York 10018

Fax: 212-930-9725

Attention: Gregory Sichenzia, Esq.

(c)                                  if to the Holders of any Registerable Securities, to the address of such Holder as follows:

If to Vitonas Investments Limited

Address: H-1134 Budapest, Klapka u. 11.

Fax: +36-1-451-4981

Attention: Bajnai Gordon

With a copy to: Forgó, Varga és Társai Ügyvédi Iroda

Address: 1123 Budapest, Alkotás u. 17-19.

Fax: +36-1-214-0078

Attention: Dr. Forgó Zoltán

If to Certus Kft., at:

Address: 1025 Budapest, Vihorlát u. 10.

Fax: +36-1-325-7819

Attention: Lepp Judit

With a copy to: Forgó, Varga és Társai Ügyvédi Iroda

Address: 1123 Budapest, Alkotás u. 17-19

Fax: +36-1-214-0078

Attention: Dr. Forgó Zoltán

If to Rumed 2000 Kft., at:

Address: H-1222 Budapest, Kissvábhegyi u. 4-6.

With a copy to: Forgó, Varga és Társai Ügyvédi Iroda

Address: 1123 Budapest, Alkotás u. 17-19.

Fax: +36-1-214-0078

Attention: Dr. Forgó Zoltán

Any notice so addressed, when mailed by registered or certified mail shall be deemed to be given three days after so mailed, when telegraphed or telexed shall be deemed to be given when transmitted, or when delivered by hand or overnight shall be deemed to be given when delivered.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

EUROWEB INTERNATIONAL CORP.

By:	/s/ Csaba Toro
Name: Csaba Toro
Title: Chief Executive Officer

VITONAS INVESTMENTS LIMITED

By:	/s/ Bajnai Gordon /s/ Onody Tamas
Name:	Bajnai Gordon, Onody Tamas
Title:	Director Director

CERTUS KFT.

By:	/s/ Lepp Judit
Name:	Lepp Judit
Title:	Managing Director

RUMED 2000 KFT

By:	/s/ DR. Kokane DR. Ruzsovics Agnes
Name:	DR. Kokane DR. Ruzsovics Agnes
Title:	Managing Director

CONCORDE SECURITIES LTD

By:	/s/ Jaksity Gyorgy /s/ Boris Mihaly
Name:	Jaksity Gyorgy Boris Mihaly
Title:	Managing Director Director

Schedule A to Pledge and Escrow Agreement

Description of Stock:

Stock Issuer	Class of Stock	Certificate Number	Number of Shares
Euroweb International Corp.	Common Stock	[ ]	248,122